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                                                                     EXHIBIT 4.4



                                                               December 14, 2000

Credit Suisse First Boston Corporation
      Eleven Madison Avenue
      New York, New York 10010-3629

Dear Sirs:

         Reference is made to the Registration Rights Agreement, dated November 9, 2000, among NiSource Finance Corp., an Indiana corporation (the "Company"), NiSource, Inc., a Delaware corporation (together with the Company, the "Issuers"), and Credit Suisse First Boston Corporation ("Credit Suisse First Boston") and the several initial purchasers named in Schedule A thereto (the "Registration Rights Agreement"). Capitalized terms used but not defined in this letter amendment shall have the meanings ascribed thereto in the Registration Rights Agreement.

         Credit Suisse First Boston and the Issuers hereby agree that the $150,000,000 aggregate principal amount of the Company's 7 5/8% Notes due 2005, which are being purchased by Credit Suisse First Boston pursuant to a Terms Agreement dated the date hereof (the "Additional Securities"), shall be subject to all the terms and provisions of the Registration Rights Agreement as though the Additional Securities were Initial Securities thereunder, and that the holders of the Additional Securities shall be entitled to all rights and benefits to which the holders of the Initial Securities are entitled under the Registration Rights Agreement, as though the Additional Securities had been sold by the Company on the same date as the Initial Securities were sold by the Company.

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuers a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Credit Suisse First Boston and the Issuers in accordance with its terms.


                                                  Very truly yours,

                                                  NISOURCE INC.


                                                  By /s/ STEPHEN P. ADIK
                                                     --------------------------
                                                     Name: Stephen P. Adik
                                                     Title: Vice Chairman


                                                  NISOURCE FINANCE CORP.


                                                  By /s/ STEPHEN P. ADIK
                                                     --------------------------
                                                     Name: Stephen P. Adik
                                                     Title: Vice President
The foregoing agreement is hereby
confirmed and accepted as of the
date first above written.

Credit Suisse First Boston Corporation


By /s/ JOSEPH D. FASHANO
   ------------------------------------
   Name: Joseph D. Fashano
   Title: Director